Independent Auditors' Consent


The Board of Directors
Whole Foods Market, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-11271, No. 333-11273, No. 333-35809, No. 33-79072 and No. 33-48392) on Form
S-8, and the registration statements (No. 333-51419, No. 333-00968, No. 333-43555, No. 333-27745 and No. 33-68362) on Form S-3 of Whole Foods Market,
Inc. of our report dated November 15, 1999, relating to the consolidated balance sheets of Whole Foods Market, Inc. and subsidiaries as of September 26, 1999 and September 27, 1998, and the related consolidated statements of operations, shareholders' equity and comprehensive income, and cash flows for each of the fiscal years in the three year period ended September 26, 1999, which report appears in the September 26, 1999 annual report on Form 10-K of Whole Foods Market, Inc.



/s/ KPMG LLP
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Austin, Texas
December 21, 1999